Leveraged Equity Management, Inc.

                                                       One Market
                                Stewart Street Tower - Suite 2601
                                          San Francisco, CA 94106
Eric P. Von der Porten                             (415) 284-0778
  Managing Director



July 12, 1996


Mr. James H. Dale
President
SHF Acquisition Corporation
4045 S. Spencer Street, Suite 206
Las Vegas, NV 89119

Dear Jim:

Following are the modifications that we have agreed to make to the Purchase and Option Agreement. Thank you for your input.

     1. Upon execution of a revised Agreement, Murieta Investors will make a non-refundable deposit of $25,000. Closing of the first six lots will occur no later than August 30, 1996. These lots will be numbers 3106, 3113, 3166, 3190, 3194, and 3203. The initial payment for the first six lots will be $40,000 per lot plus payment of applicable park fees. The Success Payments on the first six homes will be calculated solely on the Base Sales Prices of the homes. The Base Sales Prices will be the prices recommended by The Whitney Research Group plus adjustments for "bonus rooms" offered to the home buyers. If the listed or advertised price is greater than the price recommended by the Whitney Research Group, then the listed or advertised price will become the Base Price plus adjustments for "bonum rooms" offered to buyers. If the actual home sizes vary from the recommended sizes, comparable prices will be agreed to by Buyer and Seller.

     2. Eight months from the closing of the initial lots, Buyer may purchase a second group of six lots. An additional group of six lots may be purchased every four months thereafter until 40 lots have been purchased. Buyer may select the lots for each group from the total pool, but in no case can Buyer purchase more than three fairway lots in any group of six.

     3. The initial payment for the second six lots will be calculated as $40,000 per lot, plus the applicable park


Mr. James H. Dale
July 12, 1996
Page Two



          fees. The initial payments for subsequent lots will be calculated as $45,000 per lot, plus the applicable park fees.

     4. The Success Payments on the second group of homes will be increased by 10 percent of the difference between the Gross Sales Prices and the Base Sales Prices. The Gross Sales Price is defined as the Base Sale Price plus adjustments for "bonus rooms" offered to buyers plus any "extras" requested by buyers. On the third group of homes, the Success Payments will be increased by 15 percent of that difference. On all subsequent homes, the Success Payments will be increased by 20 percent of that difference.

     5. As provided for by the Agreement, Seller will be allowed to sell lots that have not yet been purchased by Buyer. Buyer will be permitted to accelerate the closing of any of the lots to accomodate requests from home purchasers and/or its construction schedule.

Please indicate your agreement by signing and dating this agreement below. I will instruct my attorney, Tom French, to revise the Agreement so that we can close as quickly as possible.

Sincerely,

Murieta Investors, LLC



     /s/
By:  Eric P. Von der Porten



ACCEPTED AND AGREED:

SHF Acquisition Corporation


     /s/
By:  James H. Dale